Exhibit 99.2

Investor and Financial Contacts:

Eric Winzer

(760) 603-7200

Invitrogen Corporation Announces Pricing Of $450 Million of 1½% Senior Convertible Notes Due 2024

CARLSBAD, CA, February 12, 2004—Invitrogen Corporation (Nasdaq: IVGN) announced today the pricing of $450 million of 1½% senior convertible notes due 2024 sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The Company has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $67.5 million aggregate principal amount of the notes. The sale of the notes is expected to close on February 19, 2004.

Under certain circumstances the notes will be convertible into the Company’s common stock at a conversion rate of 9.8015 shares per $1,000 principal amount of the notes, subject to adjustment (equal to an initial conversion price of approximately $102.03 per share). The closing sale price for the Company’s common stock on February 12, 2004 was $77.00 per share.

In addition, beginning with the six month period commencing on February 15, 2012, the Company will pay contingent interest on the notes during a six-month interest period if the average trading price of the notes is above a specified level.

The Company intends to use a portion of the net proceeds to redeem its 5½% Convertible Subordinated Notes due 2007 in the aggregate principal amount of $172.5 million. It intends to use the balance of the net proceeds for potential acquisitions and for general corporate purposes, including the potential repayment or redemption of other outstanding debt.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.